July  10,  2001
Steve  Evans
c/o  Ascent  Pediatrics,  Inc.
187  Ballardvale  Street  -  Suite  B125
Wilmington,  MA  01877

     Re:  Retention  Payment  Plan
          ------------------------
Dear  Steve:
     I  am  writing  on  behalf  of  Ascent  Pediatrics, Inc. (the "Company") in connection with the adoption by the Board of Directors of the Company of the 2001 Retention Payment Plan to set forth the terms under which the Company will make a payment to you upon the consummation of a Company Sale (as defined below):
1.     Company  Sale  Payment.
       ----------------------
     If you are an employee of the Company upon the date of the consummation of a Company Sale (the "Company Sale Date"), then upon the consummation of the Company Sale, the Company will pay you an amount (the "Payment Amount") based on
(a) the total consideration received by the Company or the stockholders of the Company, as the case may be, from such third party in the Company Sale under
Section 3(b)(i) below or (b) the total value of all outstanding shares of capital stock of the Company based on the per share consideration in a Company Sale under Section 3(b)(ii) below (each as determined in good faith by the Board of Directors of the Company) as set forth in the table below. Notwithstanding the foregoing, if your employment was terminated less than 12 months prior to the Company Sale Date either (i) by the Company without Cause (as defined below) or (ii) by you for Good Reason (as defined below), the Company shall pay to you, upon the consummation of a Company Sale, the Payment Amount as if you were an employee of the Company on the Company Sale Date, unless during the period between your date of termination and the Company Sale Date you have breached the terms of any agreement between you and the Company, including without limitation any employment, consulting, non-competition or confidentiality agreement.
     Total  Consideration/Value     Payment  Amount
     --------------------------     ---------------
     Less  than  $60.0  million     $150,000
At  least  $60.0  million     $175,000
        but  less  than  $75.0  million
     At  least  $75.0  million     $250,000

2.     Form  of  Payment.
       -----------------
     The Company shall pay the Payment Amount to you in cash; provided that if the consideration paid to the Company or the stockholders of the Company, as the case may be, by the acquiring party consists in whole or in part of securities or other property of such party (or an affiliate of such party), the Company may elect, in its sole discretion, to pay the Payment Amount to you in whole or in part through the issuance to you of such securities or other property, such securities or other property being valued in the manner determined in good faith by the Board of Directors of the Company.
3.     Definitions.
       -----------
1. "Cause" shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of the Company's policies; (iv) intentional and material damage to the Company's property; or (v) material breach of your obligations or duties under any agreement between you and the Company, including without limitation any employment, consulting, non-competition or confidentiality agreement.
2.     "Company  Sale"  shall  mean:
(i) the sale of all or substantially all of the assets of the Company to another corporation or entity, or the merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the acquiring entity or the continuing or surviving entity of such consolidation, merger or reorganization; or
(ii) the acquisition after the date hereof by an individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding Depositary Shares of the Company (the "Outstanding Depositary Shares") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following
                                           --------
acquisitions shall not constitute a Company Sale: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for Depositary Shares or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the Outstanding Depositary Shares or the Outstanding Company Voting Securities, or
(D) any acquisition in one or more related transactions of less than 2% of the Outstanding Depositary Shares or the Outstanding Company Voting Securities.
3. Termination for "Good Reason" shall occur if (i) you terminate your employment upon written notice given promptly but in no event more than 10 business days after the Company's taking any of the actions described below, and
     (ii)  such  written  notice  provides  that  such  termination  will become effective 30 days following such notice if the Company has not cured such actions within such 30-day period:
1. the principal place of the performance of your responsibilities (the "Principal Location") is changed to a location outside a thirty (30) mile radius from the Principal Location prior to the Company Sale other than a change to the Company's then current principal headquarters;
2. there is a material diminution in your duties and authority (it being understood that the failure to retain a position with the Company by itself (and without any associated diminution in duties and authority) shall not be deemed to constitute a material diminution in duties and authority); or
3. there is a material reduction in your compensation (other than bonus or other discretionary elements of your compensation).
4.     Tax  Implications.
       -----------------
     The Payment Amount shall be paid without regard to whether the deductibility of such payment (or any other "parachute payments", as the term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), to or for your benefit) would be limited or precluded by Section 280G and without regard to whether such payments (or any other "parachute payments" as so defined) would subject you to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided that if the total of all "parachute payments" to or for your benefit, after reduction for all federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the "Total After-Tax Payments"), would be increased by the limitation or elimination of the Payment Amount, the Payment Amount shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent the Payment Amount is required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PriceWaterhouseCoopers LLP, or by such other certified public accounting firm as the Board may designate prior to a Company Sale. In the event that the Payment Amount is to be reduced pursuant to this Section 4, you shall designate which such payments shall be reduced. In the event of any underpayment or overpayment as determined by PriceWaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided  for  in  Section  1274(d)  of  the  Code.
5.     Termination.
       ------------
     This letter and the Company's obligations to you under this letter shall terminate and be of no further force or effect upon the third anniversary of the date hereof (the "Letter Termination Date"); provided, however, that if your employment was terminated prior to the Letter Termination Date by the Company without Cause or by you for Good Reason, then the Company's obligation to pay to you the Payment Amount under the second sentence of Section 1, if applicable, shall survive the Letter Termination Date.
6.     Miscellaneous.
       -------------
     The Company has agreed to pay you the Payment Amount on the terms contained in this letter in consideration of your continued employment with the Company, and the Company agrees to comply with the terms of this letter as such terms mature.
Please note, however, that this letter should not be construed as an agreement, either express or implied, to employ you for any stated term, and in no way alters the Company's policy of employment at will or any employment agreement between you and the Company. Both you and the Company remain free to terminate the employment relationship at any time, with or without cause, and with or without notice or as otherwise specified in your employment agreement. Upon any such termination, you will cease to be eligible for the payment contemplated by this letter, except as otherwise provided in this letter.
Please acknowledge your receipt of this letter and your understanding of the terms of this letter by signing in the place indicated below.
     ASCENT  PEDIATRICS,  INC.
     By:  /s/  Emmett  Clemente,  Ph.D.
          -----------------------------
     Emmett  Clemente,  Ph.D.

Title:  President

Acknowledged:
/s/  Steve  Evans
-----------------
Steve  Evans